Filed Pursuant to Rule 433

Registration Nos.: 333-209768 and 333-209768-06

Full Pxing $750mm Nissan Auto Lease Trust 2018-A NALT 2018-A

Joint Lead Managers:     Citi (str.), Mizuho, MUFG, and WFS

Co-Managers:    Lloyds, TD, SG, Scotia

Anticipated Capital Structure:

Class	Amt ($mm)	M/S**	WAL***	L. Final	Bench	Spread	Yld%	Cpn%	Px
A-1	99.00	P-1/A-1+	0.27	11/19	-Retained-
*A-2a	240.00	Aaa/AAA	1.12	2/21	EDSF	+15	3.051	3.03	99.99810
*A-2b	75.00	Aaa/AAA	1.12	2/21	1mL	+15	—	1mL+15	100.00000
A-3	261.00	Aaa/AAA	1.88	9/21	EDSF	+21	3.277	3.25	99.99126
A-4	75.00	Aaa/AAA	2.32	9/23	iSwps	+30	3.378	3.35	99.99013

**	Expected Ratings
***	Assumes a 75% PPC to maturity

Deal Summary:		Cusips:
Ticker:	NALT 2018-A	A1	65478B AA9
ERISA Eligible:	Yes	A2A	65478B AB7
Expected Ratings:	Moody’s, S&P	A2B	65478B AC5
Settle:	10/24/18	A3	65478B AD3
Bill & Deliver:	Citi	A4	65478B AE1
First Pay:	11/15/2018
Min Denoms:	$25K x $1K
Registration:	Public

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